Exhibit 10.1
AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

    THIS AMENDMENT TO THE SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated as of February 6, 2024 is made by and between TransDigm Group Incorporated, a Delaware corporation (the “Company”), and Kevin Stein (the “Executive”).

RECITALS:

WHEREAS, the Company and Executive are parties to the Second Amended and Restated Employment Agreement, dated as of April 26, 2018 (the “Employment Agreement”) setting forth certain terms and conditions of Executive’s employment with the Company; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.Amendments.

a.The following definition shall be added to Section 1:

“Compensation Recovery Policy” shall have the meaning set forth in Section 22.

b.Section 2 of the Employment Agreement is hereby deleted and restated in its entirety as follows:

“2. Employment. The Company shall employ the Executive, for the period set forth in this Section 2, in the position(s) set forth in Section 3 and upon the other terms and conditions herein provided. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on October 1, 2029 unless earlier terminated as provided in Section 5.”

c.Section 4(b) of the Employment Agreement is hereby deleted and restated in its entirety as follows:

“(b) Bonus. For each fiscal year during the Term, the Executive shall be eligible to participate in the Company’s annual cash bonus plan in accordance with terms and provisions which shall be consistent with the Company’s executive bonus policy in effect as of the date hereof. The Executive’s target bonus for fiscal year 2024 and thereafter will be 150% of his Annual Base Salary.”

d.The following shall be added as Section 22 of the Agreement:

“Clawback. Notwithstanding anything in this Agreement to the contrary, the Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company’s clawback policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded) (collectively, the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.”

2.    Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
3.    Governing Law. This Amendment shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio.
4.    Full Force and Effect. Except as expressly amended by this Amendment, all other terms and conditions of the Employment Agreement shall remain in full force and effect and unmodified hereby.
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IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Jessica L. Warren
Name:	Jessica L. Warren
Title:	General Counsel, Chief Compliance Officer & Secretary

EXECUTIVE

/s/ Kevin Stein
Kevin Stein